Exhibit 10.1
RETIREMENT AND RELEASE AGREEMENT

This Retirement and Release Agreement (this “Agreement”) is entered into by and between Lincoln National Corporation (the "Company") and Jon A. Boscia (the “Executive”) to set forth the terms and conditions of the Executive's employment separation from the Company, and his retirement and resignation from his employment and position as an officer and director of the Company and its subsidiaries.

 RECITALS

A.  The Executive has been employed by the Company as its Chief Executive Officer.

B.  The Executive is resigning his position as Chairman of the Board and Chief Executive Officer, and, consistent with the Company’s Corporate Governance Guidelines, as a director, of the Company, as well as an officer or director of any of the Company’s subsidiaries, effective July 6, 2007.

C.       The Executive will remain as an employee of the Company and agrees to make himself reasonably available to the Company through August 31, 2007.  Effective August 31, 2007, the Executive hereby retires and resigns his employment with the Company.

D.       The Executive wishes to accept the payments described herein, to make the covenants described herein, and to release the Company from any and all claims concerning his prior employment.

AGREEMENT

In consideration of the mutual promises and covenants contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

1.  Resignation.  The Executive resigns as Chief Executive Officer and Chairman of the Board, and, consistent with the Company’s Corporate Governance Guidelines, as a director, of the Company, and from all positions as a director, officer or employee of each subsidiary of the Company, effective July 6, 2007.  The Executive will remain as an employee of the Company through August 31, 2007 and will make himself reasonably available to assist the Company’s new Chief Executive Officer and its Board of Directors with transition matters.  Effective as of August 31, 2007 (the “Retirement Date”), the Executive hereby retires and resigns his employment with the Company, and the Executive will be paid Executive's regular salary amounts, less applicable deductions, and receive benefits at Executive's current level through the Retirement Date.  The Company accepts the Executive’s resignation and approves his retirement for all purposes, including with respect to the Company Amended and Restated Incentive Compensation Plan (“Incentive Compensation Plan”) and all outstanding awards under the Nonqualified Stock Option Agreements (“Option Agreements”) and the Long-Term Incentive Plan Award Agreements for the 2005-2007 Performance Cycle (the “2005-2007 LTIP

Award”), 2006-2008 Performance Cycle (the “2006-2008 LTIP Award”), and the 2007-2009 Long-term Incentive Program Performance Award Agreement (the “2007-2009 LTIP Award” ) (collectively, the “LTIP Award Agreements”). Set forth on Schedule A are a list of all outstanding option awards with dates of grant, expiration date, vesting schedules, and exercise prices under the Option Agreements and the awards, target values and forms of payments under the LTIP Award Agreements.  The Executive’s resignation shall be treated as an approved retirement for purposes of any and all of the Company’s bonus, incentive compensation, stock option and all other benefit plans.

2.  Compensation and Benefits.  The Company acknowledges that, as of the Retirement Date, the Executive will be deemed retired under the Incentive Compensation Plan, and as such, the Executive is entitled to the following benefits:

(a)
Annual Incentive Compensation. The Executive will be entitled to receive a pro-rated amount of his annual bonus under the Annual Incentive Plan at his current target level of $2,312,500 per annum based on the ratio of: (i) days of employment (243) during the performance cycle to (ii) number of total days in the performance cycle (365).  Therefore the Executive will be entitled to $1,541,667 payable in a lump sum on the first day that is six months after his Retirement Date, in satisfaction of all benefits pursuant to such plan.

(b)	Long-term Incentive Awards.

1.
2005–2007 LTIP Award.  Executive will receive a pro-rated award of options to purchase shares of Company common stock and any cash pursuant to the terms of the 2005-2007 LTIP Award, based on the ratio of: (i) days of employment (973) during the performance cycle (1/1/05 – 12/31/07) to (ii) number of total days in the performance cycle (1,095).  His pro-rated award will be paid at the same time long-term incentive awards are normally paid to employees at the end of the performance cycle, in accordance with the 2005–2007 LTIP Award, or, if later, the first day that is six months after the Retirement Date.  These options will remain exercisable until the first to occur of: (i) the tenth (10th) anniversary of grant or (ii) the fifth (5th) anniversary of the Retirement Date.

2.
2006–2008 LTIP Award.  Executive will receive a pro-rated award of Company common stock and any cash pursuant to the terms of the 2006-2008 LTIP Award based on the ratio of: (i) days of employment (597) during the performance cycle (1/12/06 – 12/31/08) to (ii) number of total days in the performance cycle (1,083).  His pro-rated award will be paid at the same time long-term incentive awards are normally paid to employees at the end of the performance cycle, in accordance with the 2006–2008 LTIP Award.

3.
2007–2009 LTIP Award.  Executive will receive a pro-rated award of Company common stock and any cash pursuant to the terms of the 2007-2009 LTIP Award based on the ratio of: (i) days of employment (243) during the performance cycle (1/1/07 – 12/31/09)

to (ii) number of total days in the performance cycle (1,096). His pro-rated award will be paid at the same time long-term incentive awards are normally paid to employees at the end of the performance cycle, in accordance with the 2007–2009 LTIP Award.

(c)	Stock Options.

1.	Vesting of Stock Options. All of the Executive’s outstanding unvested options will vest at the Retirement Date.

2.
Exercise Period for all Outstanding Vested Stock Options.  The Executive may exercise all or part of any outstanding options, including options vested prior to the Retirement Date and those vested upon retirement, until the first to occur of: (i) the tenth (10th) anniversary of the grant or (ii) the fifth (5th) anniversary of the Retirement Date.

(d)
Retirement Benefits.  Executive will receive payments pursuant to the Company Employees’ Retirement Plan, Employees’ Supplemental Pension Benefit Plan, Company Executives’ Excess Compensation Pension Benefit Plan, Salary Continuation Plan and Company 401(k) Plan as determined as of the Retirement Date.

(e)
Deferred Compensation Plan.  The Executive will receive his account balance paid in lump-sum or installment payments, at the time and in the form provided pursuant to the plan and any elections thereunder.

(f)
Health and Welfare Benefits.  From the Retirement Date until such time that the Executive is Medicare eligible, the Company shall continue Executive’s participation in the Company medical and dental plan in which Executive and his dependents participated as of the Retirement Date at the same coverage level as in effect as of the Retirement Date, subject to Executive's payment of all applicable contributions or premiums (employer and employee) at the rate applicable to employees of the Company in effect from time to time. The Company shall invoice Executive for all such contributions and premiums. The Company shall provide the Executive with taxable cash payments equal to the pre-determined monthly premiums due for participation in the Company medical and dental plan on the first day of each month, provided that the first six months of payments will be made six months after the Retirement Date.  If Executive should at any time prior to becoming Medicare eligible gain new employment and become eligible for coverage under the new employer’s health insurance plan, it is Executive's personal obligation to immediately notify the Company and in such case Executive shall not thereafter be eligible to participate in the Company’s group health insurance plan.

(g)
Beneficiaries.  Any payment provided to be made to the Executive shall, in the event of Executive’s death, instead be made (i) in the case of any payment pursuant to a plan or other arrangement under which the Executive has designated a beneficiary, to the Executive's beneficiary and (ii) in any other case, to the legal representative of the Executive's estate or such other beneficiary as he may hereafter designate in writing by notice to the Company, or (iii) as otherwise required by law.

3.  Additional Pay and Annuity.  In consideration of the releases and covenants contained herein, and for other good and valuable consideration,

(a)
the Company will pay the Executive additional payments equal to one times his target annual cash compensation (including salary and target annual bonus) in the amount of $3,237,500, payable over one year in three installments on the first day of March, June, and September 2008, the first installment being $1,618,750 and the remaining installments being $809,375 each, and

(b)
the Executive will be entitled to receive a special supplemental monthly retirement benefit in the form of a 100% joint & survivorship annuity with a 10 year term certain in the amount of $28,583.33 ($343,000 annually) and upon his death, Executive’s surviving spouse shall receive a monthly retirement benefit for her life of $28,583.33 ($343,000 annually). This benefit is a monthly benefit commencing on the Retirement Date to be paid in the form of a ten year certain and 100% joint and survivorship annuity (in no event would the Company make less than one hundred and twenty (120) such payments, whether to the Executive, the Executive’s spouse or their respective beneficiaries). Notwithstanding the foregoing, the first payment shall not be made to the Executive before the date that is six months from the date after the Retirement Date.  The first payment shall include a payment in arrears for payments accrued during the six month period beginning on the Retirement Date in the amount of $171,500, as well as the normal monthly benefit amount of $28,583.33.  This special supplemental monthly retirement benefit shall not be reduced for early commencement of benefits.

The Executive agrees and stipulates that the payments described herein are being paid to him as a special allowance, and that he is not entitled to receive said payments under any contract between the Company and himself, or pursuant to any Company policy or practice.

4.  No Additional Compensation.  The Executive and the Company agree that, except as expressly set forth in this Agreement, the Executive shall not be entitled to receive any additional compensation, bonuses, incentive compensation, Executive benefits or other consideration from the Company in connection with or in any way related to his retirement from, or prior employment by, the Company.  The Executive acknowledges that he does not have and will not be deemed to have a deemed participation under the Company Executives’ Severance Benefit Plan.

5.  Return of Company Property.  The Executive represents and warrants that he will return to the Company by no later than the Retirement Date all Company property including, without limitation, any keys, access cards, credit cards, books, manuals, files, computer software, disks and the like, as well as all paper and electronic copies of materials and documents in his possession or under his direct or indirect control relating to the Company, its business, executives, clients and customers, and that he will not retain copies, in whatever form, of any such materials or documents.  Notwithstanding anything to the contrary set forth herein, the Company hereby acknowledges and agrees that the Executive may retain, as his own property, his copies of his individual personnel documents, such as his payroll and tax records, and similar personal records.

6.  Complete Release of Claims by The Executive Against the Company.  In consideration of the payments described in Sections 2 and 3 of this Agreement, and other good and valuable consideration, which are given to the Executive specifically in exchange for this release as a result of negotiations between the Company and the Executive, the Executive, on behalf of himself, his heirs, successors and assigns, hereby releases and discharges the Company, its subsidiaries, its and their employee benefit plans, its and their current or former directors, officers, executives, agents, insurers, attorneys, consultants, and auditors, and any and each of their successors and assigns and predecessors (“Released Parties”), from any and all claims, charges, causes of action and damages (including attorneys’ fees and costs actually incurred), known and unknown (“Claims”), including those Claims related in any way to the Executive’s employment with the Company, or the termination of his employment relationship or positions as an officer of the Company, arising on or prior to the Retirement Date.  The waivers in this Agreement shall not waive the Executive’s rights respecting the Company’s obligations under this Agreement, Executive’s rights as a shareholder of the Company, or Executive’s rights as a policyholder of any policies issued by the Company or any of its subsidiaries.

For the purposes of implementing a full and complete release and discharge of the Company and the other Released Parties, the Executive expressly acknowledges that this Agreement is intended to include in its affect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time he signs this Agreement, and that this Agreement is intended to fully and finally resolve any such Claim or Claims.

The release contained in this Section 6 specifically includes, but is not limited to, rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Pennsylvania Human Relations Act, the Employee Retirement Income Security Act (except as otherwise stated herein), the Executive protection provisions of the Federal Deposit Insurance Act (12 U.S.C. § 1831j), Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act of 2002, as well as any other state or federal laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for wrongful discharge, breach of contract, fraud, breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, tortious interference with contract or prospective economic advantage, defamation, loss of consortium, infliction of emotional distress; or any claim for any compensation, including, but not limited to additional compensation, back pay, front pay, or benefits (other than as provided for in this Agreement), severance, reinstatement, or any other form of economic loss; and all claims for personal injury, including, but not limited to: mental anguish, emotional distress, pain and suffering, humiliation, and damage to name or reputation; and all claims for liquidated damages and punitive damages and all claims for counsel fees and costs.

7.  Covenant Not to Sue.  The Executive represents that he has not filed any Claim that was released in this Agreement against the Company or its Released Parties with any court or government agency, and that he will not, to the extent allowed by applicable law, do so at any time in the future; provided, however, that the covenants contained in this Section 7 will not prevent the Executive from filing a claim to enforce the terms of this Agreement.  If any government agency brings any claim or conducts any investigation against the Company, nothing in this Agreement forbids the Executive from cooperating in such proceedings, but by this Agreement, the Executive waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.

8.  Future Cooperation.  The Executive agrees to make himself reasonably available to the Company in connection with any claims, disputes, investigations, regulatory examinations or actions, lawsuits or administrative proceedings relating to matters in which he was involved during the period in which he was Chief Executive Officer of the Company, and to provide information to the Company, and otherwise cooperate with the Company in the investigation, defense or prosecution of such actions.  The Company will reimburse the Executive for any reasonable, documented out-of-pocket expenses incurred by the Executive in connection with his compliance with this Section 8.

9.  Voluntary Agreement; Full Understanding; Advice of Counsel.  The Executive understands and acknowledges the significance of this Agreement and acknowledges that this Agreement is voluntary and has not been given as a result of any coercion.  The Executive also acknowledges that he has been given full opportunity to review and negotiate this Agreement, that he has been specifically advised to consult with legal counsel prior to signing it, that he has in fact carefully reviewed it with his attorney before signing it, and that he executes this Agreement only after full reflection and analysis.

10.  Company Representations.  The Company represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement have been duly and validly authorized on behalf of the Company, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Executive acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by the Company or by any of the Company’s directors, employees, agents, representatives or attorneys to induce the execution of this Agreement.

11.  Review and Revocation Periods.  The Executive has twenty-one (21) days to consider this Agreement before signing it.  The Executive may use as much or as little of this 21-day period as he wishes before signing.  To accept this Agreement, the Executive must return the signed Agreement to William H. Cunningham, on or before that day and time.  The Executive understands and acknowledges that he has seven (7) days after signing this Agreement to revoke it.  To revoke this Agreement, the Executive must deliver a written notice of revocation to William H. Cunningham no later than 5:00 pm, Eastern Standard Time, on the seventh day after this Agreement is executed.  If the Executive does not sign this Agreement or signs and revokes this Agreement, he will not receive any of the payments described in Sections 2 and 3 of this

Agreement.  Although the Executive's resignations as Chief Executive Officer, Chairman of the Board and a director of the Company, and from all positions as a director, officer or employee of each subsidiary of the Company, are effective on July 6, 2007 as set forth in Section 1 of this Agreement, the remainder of this Agreement shall not become effective until the eighth (8th) day following the Executive's signing of this Agreement.

12.  Nonadmission.  This Agreement shall not be construed as an admission of wrongdoing or evidence of any noncompliance with, or violation of, any statute or law by the Company or by the Executive.

13.  Non-Competition.   In consideration of the payments described in Sections 2 and 3 of this Agreement, Executive agrees that from the date hereof and for one (1) year following the Retirement Date, he will not act as a director, officer, employee, partner, principal, agent, consultant or advisor to, nor directly or indirectly become associated with, any business or entity which engages in any activity that is competitive with any of the businesses of the Company or any of its subsidiaries, existing at the time of this Agreement, in the United States of America ("Competitive Business"); provided  that Executive shall not be prohibited from engaging in  activities that are not a  Competitive Business for any business or entity that engages in both a Competitive Business and activities that are not a Competitive Business so long as Executive does not also engage in any activities that are  a Competitive Business for such business or entity.   The Company acknowledges that this Section 13 does not preclude the Executive from purchasing or owning publicly-traded securities of any such business if the Executive's holdings do not exceed five percent of the issued and outstanding securities of any class of securities of such business.

14.  Non-solicitation.   In consideration of the payments described in Section 2 and 3 of this Agreement, from the date hereof and for one (1) year following the Retirement Date, Executive agrees that he will not directly or indirectly hire, manage, solicit or recruit senior management, financial planners, agents, salespeople, financial advisors, or other employees of the Company or any of its subsidiaries (or an employee of the Company or any of its subsidiaries within the two-month period prior to the Retirement Date), or encourage or induce such person to resign from the Company. The Executive acknowledges that his association with any business, in a senior management or similar position, which hires a member of senior management of the Company or any of its subsidiaries  in the Executive’s direct or indirect reporting chain at such business would be considered an indirect hire or solicitation in violation of this Section 14.   From the date hereof and for a period of one (1) year following the Retirement Date, the Executive will not attempt to (i) solicit any client or customer to transact business with another business that is competitive with any business of the Company or any of its subsidiaries or to reduce or refrain from doing any business with the Company or any of its subsidiaries, or (ii) disrupt or otherwise interfere with any relationship between the Company or any of its subsidiaries and a client or customer.

15.  Waiver of Obligation Not to Compete under the LTIP Award Agreements and the Option Agreements.  The Company hereby waives compliance beginning on and after September 1, 2008 with the non-competition provision contained in Section 7 of the Option Agreements, Section 3 of the 2005-2007 LTIP Award, Section 7 of the 2006-2008 LTIP Award, and Section 3 of the 2007-2009 LTIP Award, and the Company agrees that compliance with the non-competition standard set forth in Section 13 of this Agreement will be deemed compliance with any non-competition standard contained in such agreements or awards; provided that the remedial provisions of such Option Agreements and LTIP Awards shall only apply with respect to actions taken by Executive before September 1, 2008.

16.  Confidentiality of Terms of this Agreement Prior to Execution.  Executive affirms that he has kept confidential his proposed retirement, including all surrounding circumstances, and all terms of this Agreement before execution of this Agreement, except for his counsel and spouse.

17.  Confidential Information.

Acknowledgement of Receipt of Confidential Information. The Executive acknowledges that he has occupied a position of the highest trust and confidence with the Company, and during the Executive’s employment with the Company, he has become familiar with the Company’s and its subsidiaries’ business plans and strategies, and with other proprietary and confidential information concerning the Company and its subsidiaries, their businesses, executives and customers or clients.  As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Company, its subsidiaries or its customers, including but not limited to information relating to financial statements, executives, software tools, business methods, equipment, programs, methodologies, strategies and information, analyses, reports, notes, memoranda, data, ideas, processes, devices, programs, writings, research, personnel information, customer information, financial information, or other proprietary information used by the Company or any of its subsidiaries in connection with its business, provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of the Executive.  The Executive acknowledges that the Confidential Information is confidential and proprietary to the Company.

Agreement to Maintain Confidentiality of Company Information. The Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party (except in furtherance of the Company’s business activities and for the sole benefit of the Company) or use for the benefit of himself or any third party, any Confidential Information.

18.  Non-Disparagement.  Except as required by law or subpoena, (a) the Executive shall not make any public statements regarding his employment (other than factual statements concerning the dates of his employment and positions held) or his retirement and resignation, or the Agreement that are not agreed to by the Company, such approval not to be unreasonably withheld or delayed, (b) the Executive shall not disparage the Company, or any of its subsidiaries, its and their respective Boards of Directors, members thereof and senior management, and (c) the Company will ensure that no executive officers or directors of the Company disparage the Executive.

19.  Indemnification.  For six (6) years following the date hereof, the Company shall not amend, repeal or otherwise modify in a manner adverse to the Executive the provisions of the Company's articles of incorporation and/or bylaws with respect to exculpation, advancement of expenses and indemnification of the Executive.  The Company represents and warrants that it maintains a directors and officers liability insurance policy that provides coverage with respect to actions taken or omissions on or prior to the date hereof and  covenants and agrees, for the six (6) years following the date hereof, to maintain such  a policy in effect that does not  treat the Executive in a disproportionate manner as compared with the other directors and officers of the Company .

20.  Remedies.   Executive expressly recognizes and agrees that the restraints imposed by Section 13 and 14 are reasonable as to time and geographic scope and are not oppressive. The Executive acknowledges and agrees that the covenants set forth in Sections 13, 14, 16, 17, and 18, are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if the Executive breaches any of his obligations under this Agreement, and that in the event of the Executive’s actual or threatened breach of such obligations, the Company will have no adequate remedy at law.  The Executive accordingly agrees that in the event of any actual or threatened breach by him of any of his obligations under Sections 13, 14, 16, 17, and 18 of this Agreement, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible.  In that regard, the Executive agrees to submit voluntarily to the jurisdiction over his person by a court of competent jurisdiction located within the Commonwealth of Pennsylvania.  Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.  In the event that the Company seeks an injunction or similar equitable relief for the breach or threatened breach of the provisions herein, the Executive agrees that he shall not use the availability of arbitration in Section 20 hereof as grounds for the dismissal of any such injunctive action.

In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

If Executive fails to comply with Sections 5, 6, 7, 8, 13, 14, 16, 17, or 18 of the Agreement and does not cure such failure within 15 days after written notice by the Company to Executive of such failure, then the Company  can thereafter immediately cease any continuing benefits under Sections 2 and 3 of this Agreement, in addition to any other remedies the Company may have pursuant to this Agreement or under law.

21.  Arbitration.  The Company and the Executive will first attempt to amicably resolve disagreements and disputes hereunder by negotiation.  If the matter is not amicably resolved through negotiation, within thirty (30) days after written notice from either party, any controversy, dispute or disagreement arising out of or relating to this Agreement, or the breach thereof, will be subject to exclusive, final and binding arbitration, which will be conducted in Philadelphia, Pennsylvania in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Either party may bring a court action to compel arbitration under this Agreement or to enforce an arbitration award.  Nothing in this Section 21 shall be deemed to limit, compromise, or affect the Company’s right to seek and/or obtain injunctive relief or other equitable relief from a court of competent jurisdiction pursuant to Section 20 above. Each party hereto hereby expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement, or under any amendment to this Agreement.

22.  Applicable Law; Venue; Interpretation.  This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws or canons of construction interpreting written agreements against the drafter.  The Company and the Executive agree that any claims or causes of action that arise out of this Agreement shall be instituted and litigated only in, and they voluntarily submit to the jurisdiction over his person by, a court of competent jurisdiction located within the Commonwealth of Pennsylvania. The language of this Agreement shall be construed as a whole according to its fair meaning.

23.  Fees and Expenses.  The Company will pay the legal fees incurred by the Executive in connection with the negotiation and execution of this Agreement, up to $100,000, payable upon submission of the billing statement or paid receipt for such services rendered by the Executive's counsel or counsels.

24.  Tax Withholdings and Deductions.  All payments described herein shall be subject to applicable federal, state, and local tax withholdings and deductions.

25.  Complete Agreement.  This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement.  This Agreement shall not be modified or varied except by a written instrument signed by the Executive and the Chairman of the Board of the Company.  It is expressly acknowledged and recognized by all parties that all prior written or oral agreements, understandings or representations between the parties are merged into this Agreement.

26.  Notices.  All notices, requests, demands, waivers and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 26).

If to the Executive, to you:

Jon A. Boscia
951 Idlewild Drive
Gladwyne, PA  19035

with a copy to:

Mark Foley, Esquire
Cozen O’Connor
The Atrium
1900 Market Street

Philadelphia, PA  19103

If to the Company, to:

General Counsel
Lincoln National Corporation
1500 Market Street, Suite 3900
Centre Square West Tower
Philadelphia, Pa 19102-2112

with a copy to:

Chairman of the Compensation Committee
Lincoln National Corporation
1500 Market Street, Suite 3900
Centre Square West Tower
Philadelphia, Pa 19102-2112

27.  Section 409A.All payments and benefits under this Agreement shall be made and provided in a manner that is intended to comply with Section 409A of the Code, to the extent applicable.  The Executive and the Company agree that if the Executive concludes in good faith on the advice of counsel that the rights granted hereby should be altered to comply with Section 409A of the Code, the Executive and the Company will use reasonable best efforts to agree to amendments to this Agreement to comply with Section 409A of the Code while preserving substantially the same economic value and cost to each of the parties hereto; provided that this sentence shall not be construed as an indemnification with respect to any liability under Section 409A of the Code.

28.  Invalidity.  It is understood and agreed that if any provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions of the Agreement shall nevertheless continue to be fully valid and enforceable.

29.  Execution.  This Agreement may be executed with duplicate original counterparts with faxed signatures, each of which shall constitute an original and which together shall constitute one and the same document.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

LINCOLN NATIONAL CORPORATION

By  /s/ William H. Cunningham
      _______________________________
      Chairman of the Compensation
      Committee of the Board of Directors

Date July 6, 2007
        _____________________________

JON BOSCIA By /s/ Jon A. Boscia ___________________________ Jon A. Boscia Date July 6, 2007 ______________________________

SCHEDULE A
NQSO – ICP Awards

Grant Date	Expiration Date	Strike Price	Vested & Exercisable	Unvested

05/13/1998	05/13/2008	$44.925	220,000	0

05/12/1999	05/12/2009	$50.830	200,000	0

03/09/2000	03/09/2010	$24.720	100,000	0

03/08/2001	03/08/2011	$43.480	184,000	0

03/14/2002	03/14/2012	$52.100	200,000	0

03/11/2004	03/11/2014	$47.580	272,827	0

03/10/2005*	03/10/2015	$46.770	0	301,385

04/13/2006**	04/13/2016	$56.020	92,792	185,583

02/22/2007**	02/22/2017	$70.660	0	226,303

04/26/2007	05/14/2007	$69.900	21,924	0

Totals			1,291,543	713,271

*   Performance option granted pursuant to LTIP Award terms, will cliff-vest at the end of three-year performance period (upon payout), on the date of Board certification.

**Vests ratably, 1/3 on each anniversary of grant date (not performance options).

Long-Term Incentive Plan (LTIP) Performance Awards

LTIP Cycle	Grant Date	Elected Form	Target Amount

2005-2007 Cycle	03/10/2005	67% options 33% cash	$5,200,000

2006-2008 Cycle	04/13/2006	100% shares	$4,865,500

2007-2009 Cycle	02/22/2007	75% shares 25% cash	$4,865,500